Exhibit 99.1

AVIS BUDGET GROUP APPOINTS
EDUARDO G. MESTRE TO BOARD OF DIRECTORS

PARSIPPANY, N.J., July 24, 2008 – Avis Budget Group, Inc. (NYSE: CAR), a leading provider of vehicle rental services, today announced the appointment of Eduardo G. Mestre to its Board of Directors. Mr. Mestre fills a newly created seat and will serve for a term scheduled to end at the 2009 annual meeting of stockholders.  With the addition of Mr. Mestre, the Company’s Board is now comprised of nine members.

Mr. Mestre adds extensive financial and business expertise to our Board of Directors as vice chairman of Evercore Partners since 2004 where he is responsible for the firm’s corporate advisory business.  Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he filled during a notable twenty-seven year career there.  Born in Havana, Mr. Mestre is a summa cum laude graduate of Yale and a cum laude graduate of Harvard Law School.

“Mr. Mestre’s distinguished record and proven counsel will enhance the effectiveness of our Board,” said Mr. Nelson, chairman and chief executive officer, “and we are certain that given his investment banking experience and diverse background, he will be invaluable in helping guide Avis Budget in the coming years.”

Due to a payment made during 2006 by Cendant, as we were known at that time, to Evercore Partners to render advice to its Board of Directors in connection with the Cendant Separation, Mr. Mestre is not currently eligible to be an independent director under applicable NYSE rules until January 1, 2010.  There have been no other relationships between the Company and Mr. Mestre that would impact Mr. Mestre’s ability to become independent at such time.

About Avis Budget Group, Inc.
Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visitwww.avisbudgetgroup.com.

Media Contacts:
John Barrows
(973) 496-7865

Investor Contact:
David Crowther
(973) 496-7277

# # #